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                                                                     EXHIBIT 4.1










                    STEWART INFORMATION SERVICES CORPORATION

                                      1999

                        SALARY DEFERRED COMPENSATION PLAN





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                                TABLE OF CONTENTS

                                                                                                               Page

Section 1.                 Effective Date and Plan Year...........................................................1

Section 2.                 Committee..............................................................................1

Section 3.                 Eligibility and Participation..........................................................2

Section 4.                 Salary, Commissions and Bonus Deferred
                           Compensation...........................................................................4

Section 5.                 Crediting and Funding of Deferred
                           Compensation...........................................................................7

Section 6.                 Distributions.........................................................................10

Section 7.                 Nonassignability by Participant.......................................................15

Section 8.                 Continuation as Employee..............................................................15

Section 9.                 Status of Account.....................................................................16

Section 10.                Claims Procedure......................................................................17

Section 11.                Plan Amendment and Termination........................................................19

Section 12.                Adoption by Other Employers...........................................................20

Section 13.                Miscellaneous.........................................................................20




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                    STEWART INFORMATION SERVICES CORPORATION
                                      1999
                        SALARY DEFERRED COMPENSATION PLAN

         Stewart Information Services Corporation (the "Company") hereby establishes the 1999 Salary Deferred Compensation Plan (the "Plan") in recognition of the valuable contribution, efforts and services provided by the covered employees and in order to provide those employees an opportunity to fund their own retirement benefits on a tax-deferred basis.

Section 1. Effective Date and Plan Year.

         1.1 The Plan shall generally take effect on January 1, 1999.

         1.2 The Plan shall operate on a calendar Plan Year.

Section 2. Committee.

         2.1 The Company shall designate an administrative committee of one or more individual members (the "Committee") to administer and operate the Plan and to communicate to the trustee of the related trust. The Committee shall have complete authority to make all decisions and determinations concerning eligibility for and the operation of the Plan. The Committee may establish its own rules for these purposes. The Company may change the composition of the Committee at any time and fill any vacancies in the membership of the Committee. The Committee shall be known as the "Stewart Title Salary Deferred Compensation Plan Administrative Committee."

         2.2 Except in cases of willful misfeasance and gross negligence, the Company shall indemnify and hold harmless the members of the Committee for any matters arising under the Plan.

         2.3 The Committee shall have sole and complete discretion to administer, operate and interpret this Plan. The Committee's



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decisions shall be final and binding on all employees under the Plan and all persons dealing with the Plan for any matters arising from the Plan.

Section 3. Eligibility and Participation.

         3.1 Only the following classes and categories of employees of the Company and any of its operating affiliates that adopt the Plan are eligible for the participation in the Plan:

                  a)       Region and Associate Region Managers,

                  b)       District and Division Managers,

                  c)       Stewart Title Guaranty Company Department Heads,

                  d) Corporate officer of the rank of Senior Vice President or higher of the Company or Stewart Title Guaranty Company), and

                  e)       President of an operating affiliate.

In addition to being in one of the above classes, an employee must have total annual paid compensation from the Company of no less than $125,000 in at least two of the three calendar years immediately preceding (i) the initial year of eligibility for that employee and (ii) each succeeding year of continued eligibility and participation thereafter. If for a succeeding year the annual amount in at least two of the three years preceding such succeeding year is less than the applicable minimum, the employee's eligibility for the Plan shall cease or be suspended beginning in such succeeding year, unless the Committee determines otherwise. The pre-existing account of such an ineligible employee who formerly participated in the plan will continue to be administered


                                        2

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in accordance with all the other terms and conditions of the plan. The Committee may adjust the minimum annual income limit in later years for changes in the cost of living and may apply the limit as it deems appropriate on a case by case basis for new employees.

         3.2 An eligible employee may only participate in the Plan when selected by the Committee and when such eligible employee completes and files with the Committee the election form provided by the Committee. An employee who participates in the Plan shall hereinafter be referred to as a participant. The Committee shall have sole and complete discretion to select an eligible employee to become a participant and to deny an eligible employee who has been a participant the right to continue as a participant in the Plan with respect to any future deferral election.

         3.3 Each eligible employee selected for participation in the Plan by the Committee must complete and file with the Committee the election form provided by the Committee before the date set by the Committee prior to the beginning of each calendar year.

         3.4 If the Committee determines in good faith that a participant no longer qualifies as a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Committee shall have the right, in its sole discretion, to discontinue such a participant from further participation in the Plan and to either transfer such participant's account to another deferred compensation plan or distribute the account to such participant in a single sum.


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Section 4. Salary, Commissions and Bonus Deferred Compensation.

         4.1 In accordance with the limitations set forth in Section 4.3 below, the participant shall indicate on the election form the percentage or dollar amount of the compensation consisting of salary and commissions that otherwise would be paid currently to the participant for the Plan Year, to be withheld by the Company and deferred for future payment to the participant in accordance with the terms of the Plan.

         4.2 In accordance with the limitations set forth in Section 4.3 below, a separate election may be made by the participant in each year to defer under this Plan all or a portion of the bonus compensation payable to such participant for such year. Such election must be made before the date the bonus becomes due and payable and shall be made in a manner similar to the annual regular salary deferral election and shall be subject to the other terms of this Plan.

         4.3 Limitations on Deferral Elections.

                  (a) Maximum. The total maximum amount that may be deferred by any participant for any Plan Year may not exceed $75,000. The Committee may adjust the dollar limit provided in this Section 4.3(a) for changes in the cost of living.

                  (b) Minimum. The total amount that may be deferred for any participant for any Plan Year shall not be less than $5,000, which may consist of the deferral from salary, commissions or bonuses or any combination thereof. The Committee may adjust the


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dollar limits provided in this Section 4.3(b) for changes in the cost of living.

                  (c) Election Form, Rules and Implementation. Except to the extent that the Committee determines otherwise for the Plan as a whole, the following rules shall apply to the form and implementation of the election: The election forms prescribed by the Committee shall provide for three separate compensation deferral elections. Each election must be made on the form, signed by participant and filed with the Committee on a timely basis.

                  (i) Salary (including commissions) Deferral. This election shall apply to a participant's base salary plus commissions (hereinafter collectively referred to as a salary) for each Plan Year. The election for the salary paid to the participant for a Plan Year must be made before the first day of the Plan Year. The dollar amount or percentage indicated shall be applied uniformly and ratably throughout the year to each payroll period and paycheck for the year.

                  (ii) Mid-Year Bonus. The election for the mid-year bonus must be made before the first day of the Plan Year for or in which the bonus is paid. At the present time the mid-year bonus is paid for the first six months of the Plan Year and is paid following the end of such six months. The election must therefore be made before the first day of such Plan Year. Unless the Committee otherwise determines for the Plan, the participant may specify quantitative conditions or limits and may specify

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                  an increasing percentage amount such as when the bonus exceeds certain amounts or levels during or for the year.

                  (iii) Year-End Bonus. The election for the year-end bonus must be made before the first day of the period in the Plan Year for or in which the bonus is paid. At the present time the year-end bonus is paid for the last six months of the Plan Year and is paid after the end of such six months, generally in February of the following year. The election must therefore be made before the first day of such last six months of the Plan Year - namely, July 1 of the Plan Year. Unless the Committee otherwise determines for the Plan, the participant may specify quantitative conditions or limits and may specify an increasing percentage amount such as when the bonus exceeds certain amounts or levels during or for the year.

                  (iv) Irrevocability. Except as may otherwise be provided in the Plan, the election made for the Plan Year (or period thereof) and filed with and accepted by the Committee is irrevocable with respect to such Plan Year.

                  (v) Non-Automatic Renewability. The election made for a Plan Year shall apply only to that year and shall not apply to the succeeding Plan Year. A new election must be made by the participant for such succeeding Plan Year. Unless a new election is made by a participant for a

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                  succeeding year, there shall be no deferral for such
                  participant for such year.

Section 5. Crediting and Funding of Deferred Compensation.

         5.1 Each compensation amount deferred by a participant shall be currently withheld by the Company from the participant's paycheck and credited and funded in the manner set forth below as soon as practicable (but in no event more than 90 days) following the date of the paycheck.

         5.2 Each amount deferred by a participant shall be credited by the Committee to an account for such participant in the Plan. The account shall be credited with earnings (or losses) as follows: The Committee shall designate no less than three investment funds for the Plan, among which each Participant may select in the combinations and amounts and at the times and in accordance with other rules and limits prescribed by the Committee. The participant may change the fund selection previously made at the time and in the manner prescribed by the Committee. In the absence of a fund selection by the participant, the Committee may designate the applicable fund or funds.

         5.3 Earnings (or losses) shall be credited (or charged) to each participant's account on a regular periodic basis (no less frequently than quarterly or, if later, 90 days following the date of the deferral) based on the net investment return of the funds selected by or for such participant for such period.

         5.4 The total amount of a participant's account shall consist of all prior cumulative deferrals made by the participant increased

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or decreased by net credited earnings or losses in the manner specified above.

         5.5 The amount of a participant's account shall represent the participant's entire benefit under this Plan and shall be paid to the participant in accordance with the provisions of this Plan.

         5.6 Except as provided in Section 5.8 below, each amount deferred by participant shall be currently paid by the Company to the trustee (the "Trustee") of the trust (the "Trust") (entitled the "Stewart Information Services Corporation 1999 Salary Deferred Compensation Trust Agreement for the 1999 Salary Deferred Compensation Plan") established by the Company to be held and invested by the Trustee in accordance with the terms of the trust agreement between the Company and the Trustee for the Trust. The terms of the Trust shall comply with the terms of the Internal Revenue Service model trust prescribed in Rev. Proc. 92-64.

         5.7 Except as provided in Section 5.8 below, each such deferred amount shall be paid by the Company to the Trust no less than frequently than quarterly or, if later, 90 days following the date the deferred amount was withheld from the participant's paycheck. The Trustee is not required to hold the amount paid to the Trust for each participant in a separate trust account for each participant. The funds for all the Participants may be held by the Trustee in a single trust account.

         5.8 The obligation of the Company to currently contribute to the Trust the amounts set forth above in this Article V is subject to the following modifications, limitations and adjustments:

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                  (a) To the extent that distributions to the participant(s)
under this Plan are paid by the Company instead of or on behalf of the Trust, the Company may offset the amount of such distributions against the amount of the contributions to be paid to the Trust by the Company.

                  (b) The Company shall receive credit for any cumulative overall net investment and actuarial gains in the Trust. If as of the close of a Plan Year, the value of the Trust exceeds 120 percent of the total aggregate account balances of all participants in the Plan, the Company shall receive a credit in the amount of such excess and may offset such credit against the contributions to be paid to the Trust by the Company for the following Plan Year.

         5.9 The amount paid to the participant from the Plan shall be equal to the amount in the participant's account in the Plan as provided in Sections 5.1
- 5.5 above and not based on any amount held (whether or not for the participant) in the Trust. Distribution of the amount due the participant shall be paid and be satisfied first from the funds of the Trust, allocable to such participant, to the extent thereof. In the event of any insufficiency or shortfall in the amount of funds paid from the Trust to the participant, the Company shall pay the participant the balance. Upon payment to the participant of the entire amount of the participant's account, the obligation of the Company and any liability therefor under this Plan shall thereupon be completely satisfied and discharged.

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Section 6. Distributions.

         6.1 The amounts in the participant's account in the Plan shall be paid to the participant as follows: Except to the extent otherwise designated in the election form in accordance with the provisions of the Plan, the participant shall be paid the amount in the participant's account following termination of employment from the Company. For purposes of this Section 6 of the Plan, termination of employment shall mean termination of employment from (without any continued employment or immediate reemployment with) the Company and any of its affiliates.

         6.2 In-Service Distribution. The participant may as part of the original deferral election, elect to receive a distribution in the form of a single sum of the amounts to which such deferral election relates, either in whole or designated part, prior to termination of employment as soon as practicable (but generally no later than 30 days) following the beginning of a Plan Year, provided the first day of such Plan Year is no less than 5 years later than the first day of the Plan Year in which such election was made.

         6.3 Severance Distribution. Notwithstanding any election under Section
6.2 above, except to the extent amounts in the account have previously been distributed to the participant in accordance with the provisions of the Plan, the entire balance of the account shall be paid to the participant in a single sum as soon as practicable (but generally no later than 30 days) following the participant's termination of employment, when such termination occurs prior to the participant's 60th birthday.


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



         6.4 Retirement Distribution. When the participant's termination of employment occurs on or after the participant's 60th birthday, distribution shall be made in the same time and manner as provided in Section 6.3 above except that in accordance with the participant's election(s), the distribution(s) may be made in monthly installments (over 60 months or 120 months or both, as the case may be) instead of or as well as a single sum subject to the following limitations:

         (a) In order to qualify for monthly distributions, the opening account balance net of any amount for which a lump sum distribution has been elected, must exceed $60,000. Otherwise the entire account shall be distributed as an immediate lump sum.

         (b) The monthly amount payable over 60 months shall be added to the monthly amount added over 120 months and combined into a single monthly distribution payment check. If as of the beginning of each Plan Year such combined monthly amount for the first month (prior to any subsequent earnings adjustments for that Plan Year) is less than $1,000 then instead of 12 monthly installment payments for that Plan Year, there shall be a single annual installment paid following the end of the first month equal to the product of 12 times such initial monthly amount.

The Committee may adjust the dollar limits provided in this Section 6.4 for changes in the cost of living. When paid in installments,


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the remaining amounts in the account shall continue to be credited with earnings or losses in accordance with the provisions of Section 5 above and the amount of the remaining installments shall be adjusted accordingly in the manner prescribed by the Committee.

         6.5 Death. In the event of the participant's death prior to the complete distribution of the deceased participant's account, the balance of the account shall be made in a single sum to the designated beneficiary as soon as practicable following the participant's death, except that if the recipient of such payments is the surviving spouse, the election of installments shall remain effect in accordance with Section 6.4 above.

         6.6 Designated Beneficiary. The participant may make and thereafter change at any time a beneficiary designation on the form prescribed by and filed with the Committee. In the absence of a designated beneficiary or beneficiary designation, the surviving spouse, or if none or the spouse does not survive by more than 30 days, the participant's estate shall be treated as the designated beneficiary. Unless otherwise required by applicable local law, the designation or treatment of the spouse as the beneficiary shall not be revoked upon the divorce of the participant from such spouse, but shall only be revoked or superseded by a later beneficiary designation properly made and filed with the Committee by the participant. The designation of any beneficiary other than the surviving spouse of the participant shall only be valid and effective if the form on which such beneficiary designation is made is signed and consented to by such surviving spouse.

         6.7 Disability. In the event the participant becomes disabled within the meaning of the Company's long-term disability plan then in effect, including any therein required waiting periods, and such participant is eligible to commence receiving benefits under such plan, a complete distribution shall be made to the participant from this Plan in a single sum, as soon thereafter (but generally no later than 30 days) as practicable. Such a disabled participant may no longer participate in this Plan or make deferrals under this Plan.

         6.8 Withdrawal. The participant shall have the right at any time to make an election to receive the entire remaining amount in the participant's account, and as soon as practicable (but generally no later than 30 days) following the making and filing with the Committee of such a withdrawal election, 90 percent of the entire amount of the account shall be paid to the participant in a single sum, and the remaining 10 percent shall be forfeited. Following such a withdrawal election and distribution, the participant shall not be eligible to thereafter again participate in the Plan.

         6.9 Missing Participants. In the case of any participant whose account is due and payable from the Plan, and whose whereabouts is unknown, after the Committee unsuccessfully attempts to contact such a participant by mail to the participant's last address on file with the Committee or any other means deemed reasonable or appropriate by the Committee, the entire amount of such participant's account shall be forfeited on the last day of the Plan Year in which the participant's account became due and


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payable. In the event that such a missing participant or the participant's designated beneficiary thereafter files a claim with the Committee within seven years from the date of such forfeiture, the original amount of the forfeiture shall be restored and paid to the participant or beneficiary.

         6.10 Forfeitures. Any forfeitures under this Plan shall not revert to the benefit of any other participant in the Plan, but shall become available to the Company to help defray the expenses of administering the Plan.

         6.11 Leave of Absence. An authorized leave of absence shall not be considered a termination of employment, except to the extent determined otherwise by the Committee on a case by case basis. A participant on a paid leave of absence shall be treated as an active employee under the Plan with respect to the compensation (e.g., salary) paid to the participant during the leave of absence. The deferral election of a participant on an unpaid leave of absence shall be suspended as to salary during such leave and the participant shall not be eligible to make any future deferral elections under the Plan during such leave.

         6.12 Change of Election. Unless the Committee otherwise determines for the Plan as a whole, each participant shall be given the right to make a one time change in the method of payment elected in each deferral election with respect to Section 6.4 above, provided such change is made at least two years prior to the participant's retirement date.

         6.13 Facility of Payment. If the Committee determines that a payee under this Plan is unable to care for his own affairs


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because of physical or mental condition or minority, any such payment may be made to the payee's guardian or spouse, or to any descendent, parent, relative, or other person determined by the Committee to be trustworthy to utilize the payment for the benefit of the payee.

Section 7. Nonassignability by Participant.

         No participant shall have the right to assign, anticipate, sale, transfer, pledge, encumber, or create a security interest in, or dispose of any right or interest provided for in this Plan, including, without limitation, the right to receive any severance, retirement, disability, or death payment or benefit, and the right of the participant or beneficiary to any such payment or benefit shall not be subject to attachment or garnishment by any of the creditors of the participant or beneficiary except that a domestic relations order that is "qualified" consistent with the rules under ERISA shall be honored and enforced to the extent deemed proper and feasible by the Committee. The interest of a participant in the Plan is intended to be a spendthrift interest under state law.

Section 8. Continuation as Employee.

         Nothing contained in this Plan nor the payment of any contributions to the Plan, nor the payment of any benefits to the participant shall be construed to grant any participant any right to be retained in the service of the Company or to restrict the right of the Company to discharge the participant regardless of the effects of such discharge would have upon the participant or upon any other person as a beneficiary. The Company expressly reserves the right to hire and discharge persons providing services as if this Plan had not been established.

Section 9. Status of Account.

         9.1 Notwithstanding any other provision of this Plan, the participant's rights to all such amounts under this Plan, are that of a general unsecured creditor of the Company and such amounts represent nothing more than a mere promise by the Company to pay such amounts at the future time or times provided in this Plan. As a condition of participation in the Plan, each participant automatically expressly waives any preferences that may be provided by law to any claims beyond that of a general unsecured creditor to the payment of any amounts due the participant under the Plan. To the extent necessary or appropriate the Committee may require any participant sign an express waiver to this effect.

         9.2 This Plan is intended to comply with the law and rulings under Sections 83, 402(b), 451 and 671 of the Internal Revenue Code of 1986, as amended and the economic benefit and constructive receipt doctrines thereunder, including the ruling positions and criteria of the Internal Revenue Service as in effect from time to time and the related rulings and regulations which result in a deferral of income tax to the participant. This Plan is also intended to comply with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA regulations thereunder applying to unfunded plans maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated participants. The


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Committee shall have the right to interpret the Plan and to the extent necessary override the provisions of the Plan to preserve the status described above in this Section 9.2.

Section 10. Claims Procedure.

         10.1 Any claim for specific benefits under this Plan shall be submitted to the Committee. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after such notice was received by the claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

         10.2 The Committee shall consider a claimant's claim within a reasonable time, and shall notify the claimant in writing:

                  (i) that the claimant's requested determination has been made, and that the claim has been allowed in full; or

                  (ii) that the Committee has reached a conclusion contrary, in whole or in part, to the claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the claimant.

         If a claim for benefits under this Plan is denied, the Committee shall provide notice to the claimant in writing of the denial within 90 days after the claim's submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:

         (a) the specific reason or reasons for the denial;

         (b) specific reference to the pertinent Plan provisions on which the denial is based;

         (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

         (d) an explanation of the Plan's claims review procedures.

         10.3 If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial 90-day period. In no event shall such extension exceed 90 days.

         10.4 Within 60 days after receiving a notice from the committee that a claim has been denied, in whole or in part, a claimant (or the claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the claimant (or the claimant's duly authorized representative):

         (a) may review pertinent documents;

         (b) may submit written comments or other documents; and/or

         (c) may request a hearing, which the Committee, in its sole discretion, may grant.

         10.5 The decision on review shall be made within 60 days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than

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120 days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original 60-day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and shall include specific references to the provisions of the Plan on which the denial is based. If the decision on review is not furnished within the time specified above, the claim shall be deemed denied on review.

         10.6 A claimant's compliance with the foregoing provisions of this
Section 10 is a mandatory prerequisite for a claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

Section 11. Plan Amendment and Termination.

         This Plan may be amended and/or terminated at any time by the Company. Unless otherwise determined by the Committee or provided in the amendment or termination document, the amendment and termination shall take effect immediately upon adoption by the Company and shall apply with respect to any compensation paid or payable to each participant in the Plan after the date of the adoption of the amendment or termination document. The termination action or document may provide for the immediate payment in a single lump sum to each participant of all remaining amounts payable to each such participant currently or in the future under the Plan. No amendment to the Plan taking effect may reduce or materially impair the amount and value of the participant's account on the day the amendment is adopted. For purposes of this Plan, unless otherwise determined by the Company's Board of Directors, the President of the Company shall have full authority to act for the Company including the authority to delegate this authority to another corporate officer of the Company, provided that any such action pertaining to Section 11 or 12 of the Plan is subject to approval or ratification by the Company's Board of Directors.

Section 12. Adoption by Other Employers. Any corporate operating affiliate of the Company which is at least fifty percent owned by the Company, may adopt and participate in this Plan by action of the president or vice president of such subsidiary, approved or ratified by the subsidiary's board of directors, and consented to by the Company. To the extent appropriate or determined by the Committee any reference to the Company in this Plan shall include Stewart Guaranty Title Company and an adopting affiliate.

Section 13. Miscellaneous.

         13.1 This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the participant, his heirs, executors, administrators, and legal representatives.

         13.2 The laws of Texas shall govern the validity, interpretation, construction, and performance of this Plan.

         13.3 Both contributions of deferred amounts to the Plan and distributions of deferred amounts plus net earnings from the Plan shall be subject to any applicable tax withholding including federal income tax and social security insurance contributions
(FICA) tax withholding.

         13.4 The administration expenses of the Plan and Trust and any income tax liability of the Trust, whether or not a grantor trust shall be paid by the Company without chargeback to or reimbursement from the Trust or the Plan.

         13.5 Each participant as a condition of participation in the Plan shall automatically have given the participant's consent to a life insurance application and an insurable interest to the Company for any life insurance policies issued to and held by the Company or the Trustee under this Plan.

         13.6 For purposes of applying and interpreting this Plan, unless the context clearly requires otherwise, the male gender shall include the female gender and the singular number shall include the plural number and vice versa.

         Executed and adopted this _____ day of October 1998.

                                                 STEWART INFORMATION SERVICES
                                                 CORPORATION





Attest                                           By:
                                                    ---------------------------
                                                    Stewart Morris, President



[Affix corporate seal]




----------------------------
Sue M. Pizzitola, Secretary





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